Exhibit 10.1

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

State of North Dakota

County of Divide

This Assignment, Bill of Sale and Conveyance (the “Assignment”), effective as of September 1, 2015, at 12:01 a.m., Central Time (the “Effective Date”), is made by and between JayHawk Energy, Inc., a Nevada corporation (“Assignor”), whose address is 611 E Sherman Ave, Coeur D’Alene 83814 and Vast Holdings, LLC  a Nevada limited liability company (“Assignee”), whose address is 10119 W. Lariat Lane, Peoria, AZ 85383.

RECITALS

WHEREAS, as of the effective date, Assignor and Assignee desire that Assignor sell, assign, transfer and convey to Assignee, and that Assignee purchase and receive from Assignor, all right, title and interest held by Assignor in the Assets (as defined herein), and that Assignee accept and assume from the Assignor all assets and liabilities that arise after the Effective Date, in accordance with the terms of this Assignment;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereto, for the sum of Ten Dollars ($10.00) and other good and valuable consideration as agreed upon by Assignor and Assignee, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

GRANTING AND HABENDUM

Section 1.01

Assets.  Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby purchases and receives from Assignor, the following Assets owned or held by Assignor as of the Effective Date.  The term “Assets” shall mean all of Assignor’s right, title, interest and estate, real or personal, movable or immovable, tangible or intangible, in and to the following:

(a)

All of Assignor’s right, title and interest in and to:

i.

the oil, gas and/or mineral leases, fee mineral interests, leasehold estates, mineral interests, royalty interests, overriding royalty interests, reversionary interests, net profits interests, and other similar rights, estates and interests and other agreements specifically described in Exhibit A (the “Leases”), the lands described in Exhibit A (the “Lands”), and the oil, gas, and other hydrocarbons produced from or attributable to the Leases or Lands from and after the Effective Date.

ii.

any pooled, unitized, communitized, consolidated or integrated acreage that includes all or any part of any Lands or Leases (the “Units”) and all hydrocarbons produced therefrom, together with all property and rights incident thereto and rights with respect thereto;

iii.

all wells in an “AS IS” condition located on or that produce from the Lands, Leases, and Units, including the interests in the wells listed on Exhibit B, whether producing, nonproducing, permanently or temporarily plugged and abandoned, whether or not fully described on any exhibit hereto, including any disposal or injection wells (the “Wells”).

iv.

the equipment, fixtures, machinery, tanks, flow lines, pipelines, gathering lines, saltwater disposal facilities, pumping units, gauges, meters, casing, rods and separation facilities, generators, compressors and compression equipment and facilities, production facilities, and all other personal property or fixtures located on or used in connection with the Leases and Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of hydrocarbons from the Lands or Leases (the “Equipment”);

v.

all of Assignor’s right, title and interest in, to and under all contracts, agreements, unitization, pooling and communitization agreements, leases (other than the Leases), all hydrocarbon sales, purchase, exchange, gathering and processing contracts, operating agreements, joint venture agreements, partnership agreements, balancing agreements, farmout agreements, service agreements, exploration agreements, rights-of-way, easements, servitudes, surface leases and other similar rights to the extent relating to the Lands, Leases, or Units (the “Contracts”);

vi.

to the extent owned or licensed by Assignor and to the extent it can be licensed, sublicensed or transferred without payment of license or transfer fees, or to the extent Assignee agrees in its sole discretion to pay a third party for applicable license or transfer fees, a license in form and substance reasonably acceptable to Assignor and Assignee (or sublicense as applicable) of all geophysical, seismic and related technical data relating to the Lands covered by the Leases or pooled therewith, together with any data (other than seismic data) relating to reserves or otherwise pertaining or relating to the Wells, Lands, Leases, or Units;

vii.

copies of all books, file, abstracts, title opinions, title reports, land and lease files, surveys, filings and reports with any government entities, including but not limited to the North Dakota Industrial Commission, tax information and tax records, applicable accounting records, and all land and geological data, maps and records in possession of Assignor related to the operation or ownership of the Assets (collectively, the “Records”);

viii.

all of Assignor’s right, title, interest in and to all fees, proceeds, revenues, accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code as in effect in the State of North Dakota) and economic benefits attributable to the Assets with respect to any period of time on or after the Effective Date, and liens or security interests, whether choate or inchoate, granted or arising under any law, rule or regulation or under any of the Contracts, in favor of Assignor securing payment for production of hydrocarbons produced from the Assets;

ix.

subject to Section 2.01(e), all of Assignor’s rights, claims and causes of action to the extent attributable to ownership, use, maintenance or operation of the Assets on or subsequent to the Effective Date, including without limitation past, present, or future claims, whether or not previously asserted by Assignor;

x.

all of Assignor’s right, title and interest, if any, in and to all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and third persons, and rights accruing under applicable statutes of limitation or prescription, to the extent related or attributable to the Assets; and

xi.

the nonexclusive use and occupancy of Assignor’s rights and privileges with respect to the surface, including rights of ingress and egress, and subsurface depths under the lands covered by or subject to any of the Leases or lands pooled or unitized with the lands covered by the Leases, or otherwise arising under or derived from the Assets to the extent related to the ownership and operation of, or which may be necessary or convenient to the possession and enjoyment of, the Assets.

xii.

TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever, subject, however, to all the terms and conditions of this Assignment.

Section 2.01

Excluded Assets.  Notwithstanding anything to the contrary, the Assets do not include, and Assignor shall retain and not sell, transfer or assign to Assignee.

(a)

the corporate seals, minute books, stock books, income and franchise Tax Returns, books of accounts or other records having to do with the corporation of the Assignor;

(b)

surety bonds, letters of credit and similar instruments maintained by Assignor or any of its affiliates with respect to the Assets;

(c)

all documents or instruments of Assignor that may be protected by attorney-client privilege or that are work product of Assignor’s counsel (other than title opinions, Leases, easements and Contracts, and any such records and files to the extent they relate to the Assets); and

(d)

any data that cannot be disclosed or assigned to Assignee as a result of confidentiality arrangements or proprietary licensing agreements with any third parties unaffiliated with Assignor.

ARTICLE II

SPECIAL WARRANTY OF TITLE, HOLD HARMLESS, AND REPRESENTATIONS AND WARRANTIES

Section 3.01

Special Warranty of Title.  Assignor hereby warrants and agrees to warrant and defend all and singular title to the Assets against every person whosoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor but not otherwise

Section 3.02

Representations and Warranties of Assignor.  Assignor represents and warrants to Assignee that:

(a)

Assignor has all requisite power and authority to execute this Assignment;

(b)

The conveyance of the Assets will not violate any applicable statute, ordinance, governmental restriction or regulation, or any private restriction or agreement;

(c)

On the Effective Date, Assignor  owns the Assets, free and clear of all liens, charges and encumbrances;

(d)

To the best knowledge of Assignor, there is no action, litigation, investigation, condemnation or proceeding of any kind pending against the Assignor or the Assets;

(e)

All representations, warranties and covenants of Assignor shall survive the date the parties execute the Assignment for a period not to exceed one (1) year.

ARTICLE III

MISCELLANEOUS

Section 4.01

Construction.  The captions and headings in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.  Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Section 4.02

Binding on Successors and Assigns.  The parties hereby agree that this Assignment shall run with the land and be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 4.03

Governing Law.  All disputes arising under this Assignment, or the transactions contemplated hereby, including the interpretation of this Assignment, shall be governed by North Dakota law.

Section 4.04

Submission to Jurisdiction.  The parties hereto consent to the jurisdiction of the courts of North Dakota for any dispute arising hereunder, and all actions and proceedings arising out of this Assignment shall be heard and determined in the state and federal courts of the State of North Dakota.  The parties waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

Section 4.05

Counterpart Execution.  A copy of this Assignment may be executed by each party, separately, and when each party has executed a copy thereof, such copies taken together shall be deemed a full and complete agreement between the parties.  The parties agree that an electronic copy of this Assignment to which contains the parties’ signatures may be used as the original.

Section 4.06

Entire Agreement.  All prior agreements, written or otherwise, between the parties are incorporated in this Assignment, which constitutes the entire agreement.  Its terms are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. The parties further intend that this agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any involving this agreement. If any portion of this agreement shall be held to be void or unenforceable, the balance hereof shall nonetheless be effective.  This agreement shall be governed by the laws of the State of North Dakota and shall be binding upon the heirs, successors and permit assigns of the parties.

Section 4.07

Recording.  To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Assets located in that county.  In addition to filing this Assignment, the parties shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby.  Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully though the same were set forth in each such instrument.  The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 4.08

Further Assurances.  Assignor covenants and agrees to take such further actions and to execute, acknowledge and deliver all such further documents, including instruments of conveyance and transfer, as are reasonably requested by Assignee to convey and deliver the Assets to Assignee.

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This Assignment is executed by the parties on October 2, 2015, but is effective as of September 1, 2015

Exhibit “A”

Wells

All Leases and Associated Wells located in Divide County, North Dakota

Attached to and made a part of that certain Assignment, Bill of Sale and Conveyance by and between Jayhawk Energy, Inc., as Assignor, and Vast Exploration, LLC, as Assignee

Lease No.	Lease Name	Lessee Name
Burner #1-34H
31914	JULIA F PEDERSON ET VIR	JOHN H HOLT OIL PROPERTIES INC
32336	JODET M PATTON ET VIR	NORTHERN ENERGY CORPORATION
32337	CINDY B ANDERSON ET VIR	NORTHERN ENERGY CORPORATION
32338	DAVID JAMES ANDERSON TRUST	NORTHERN ENERGY CORPORATION
32339	DARLENE S HINGST	NORTHERN ENERGY CORPORATION
32340	DONALD HINGST	NORTHERN ENERGY CORPORATION
32341	GAIL KIELMEYER	NORTHERN ENERGY CORPORATION
32342	ROBERT A SVANGSTU ET UX	NORTHERN ENERGY CORPORATION
32343	MARLENE H ANDERSON	NORTHERN ENERGY CORPORATION
32344	WALTER H SILESKY	NORTHERN ENERGY CORPORATION
32361	CAROLE C JENKS ET VIR	NORTHERN ENERGY CORPORATION
62727	KRISTIE SVANGSTU	NORTHERN ENERGY CORPORATION

Erikson #1-27H
31853	FRANK MONTGOMERY	NORTHERN ENERGY CORPORATION
31854	NODANA PETROLEUM CORPORATION	NORTHERN ENERGY CORPORATION
31855	STEVE MONTGOMERY	NORTHERN ENERGY CORPORATION
31856	CAROLYN JANICE THURMOND	NORTHERN ENERGY CORPORATION
31857	JULIA FRANCES WALTERS	NORTHERN ENERGY CORPORATION
31918	USA NDM 95982	MAMMOTH EXPLORATION
32327	FERN D SCHUTZ ET AL	NORTHERN ENERGY CORPORATION
32328	ST ND OG 05 00228	NORTHERN ENERGY CORPORATION
32351	CAROLE C JENKS ET VIR	NORTHERN ENERGY CORPORATION

Kearney #4-25H
32365	ST ND OG 05 00226	NORTHERN ENERGY CORPORATION
32366	ST ND OG 05 00227	NORTHERN ENERGY CORPORATION
32401	TRUAX INVESTMENT COMPANY	NORTHERN ENERGY CORPORATION

Landstrom #1-33H
32353	ST ND OG 05 00232	NORTHERN ENERGY CORPORATION
32354	ST ND OG 05 00233	NORTHERN ENERGY CORPORATION
62725	PALMER LANDSTROM ET UX	NORTHERN ENERGY CORPORATION

Schutz #5-26H
31918	USA NDM 95982	MAMMOTH EXPLORATION
32327	FERN D SCHUTZ ET AL	NORTHERN ENERGY CORPORATION

Exhibit “B”

Wells

All Wells located in Divide County, North Dakota

Attached to and made a part of that certain Assignment, Bill of Sale and Conveyance by and between Jayhawk Energy, Inc., as Assignor, and Vast Exploration, LLC, as Assignee

Well Name	Section	Township	Range	Operator
Burner #1-34H	NE/4NE/4 Section 34	164N	97W	Jayhawk Energy, Inc.
Erickson #1-27H	Lot 1 Section 27	164N	97W	Jayhawk Energy, Inc.
Kearney #4-25H	Lot 4 Section 25	164N	97W	Jayhawk Energy, Inc.
Landstrom #1-33H	NE/4NE/4 Section 33	164N	97W	Jayhawk Energy, Inc.
Schutz #5-26H	Lot 4 Section 26	164N	97W	Jayhawk Energy, Inc.